Exhibit 99.1
FOREST LABORATORIES, INC. AND CYPRESS BIOSCIENCE, INC.
ANNOUNCE POSITIVE RESULTS OF PHASE III STUDY OF
MILNACIPRAN FOR THE MANAGEMENT OF FIBROMYALGIA
NEW YORK AND SAN DIEGO, CA December 8, 2008 – Forest Laboratories, Inc. (NYSE: FRX) and Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced positive top-line results from a 1,025 patient, multicenter, double-blind, placebo-controlled phase III study of milnacipran for the management of fibromyalgia. These results, which confirm the findings from the two previous phase III trials, showed that milnacipran demonstrated a highly statistically significant difference to placebo in responder analyses based on a concurrent and clinically meaningful improvement in pain, patient global impression of change, and physical functioning. Comprehensive analyses of the study data will be completed in the coming weeks, and it is anticipated that further results will be presented during 2009.
Study Background
In this study, designated MLN-MD-03, patients with an established history of fibromyalgia were enrolled at 75 centers in North America and randomized to receive a daily dose of 100 mg of milnacipran (n=516) or placebo (n=509). The design of the double-blind study included a 4 to 6-week dose escalation phase, a 12-week stable-dose treatment phase, and a 2-week discontinuation phase. The primary efficacy endpoints were the proportion of subjects meeting criteria as composite responders based on one of two definitions. In the first co-primary analysis, a patient had to demonstrate simultaneous improvements on both their daily pain ratings (visual analog scale) and on an overall measure of how their fibromyalgia condition had been since the start of the study (Patient Global Impression of Change or PGIC). In the second co-primary analysis, a patient had to demonstrate simultaneous improvements on three measures — pain, PGIC, and physical functioning (as measured by the SF-36 Physical Component Summary).

Preliminary Results
A greater proportion of patients treated with milnacipran (100 mg/day) experienced at least a 30% reduction in pain from baseline and also rated themselves as “very much improved” or “much improved” based on the patient global assessment (PGIC) (p < 0.001). In addition, a greater proportion of patients treated with milnacipran met the criteria for a treatment response as measured by concurrent improvements in pain, patient global assessment (PGIC) and physical function (improvement of at least 6 points in SF-36 PCS), as compared to subjects on placebo (p < 0.001). Primary analysis results were conducted using the Baseline Observation Carried Forward (BOCF) imputation method.
Milnacipran was generally well tolerated. Similar to the safety data from the two previous U.S. phase III trials of milnacipran in fibromyalgia, the most common treatment emergent adverse events observed through the stable-dose treatment period of the placebo-controlled trial included nausea (37% vs. 21% placebo), constipation (15% vs. 4% placebo), hot flush (11% vs. 4% placebo), dizziness (11% vs. 5% placebo), hyperhidrosis (8% vs. 1% placebo), palpitations (7% vs. 3% placebo), tachycardia (5% vs. 1% placebo), and hypertension (5% vs. 1%).
Overall premature discontinuation rates (all causes including adverse event related) through the stable-dose treatment period of the trial were 31% for patients receiving 100 mg per day of milnacipran, and 30% for patients receiving placebo. Similar to the safety data from the two previous U.S. phase III trials of milnacipran in fibromyalgia, the most common adverse events that led to early withdrawal among the milnacipran treated patients were nausea (3.5%) and headache and palpitations, each of which occurred at a rate of less than 2%.
About Milnacipran
Milnacipran is a dual-reuptake inhibitor that preferentially blocks the reuptake of norepinephrine with higher potency than serotonin, two neurotransmitters thought to play a central role in the symptoms of fibromyalgia. Milnacipran is being developed for fibromyalgia in the United States jointly by Forest Laboratories, Inc. and its licensor, Cypress Bioscience, Inc. Milnacipran was originally developed, and is sold outside of the U.S. by Pierre Fabre Medicament. The FDA accepted for review the New Drug

Application (NDA) for milnacipran for the management of fibromyalgia in February 2008. The application includes efficacy data from two pivotal phase III trials involving 2,084 patients (1,460 milnacipran, 624 placebo-treated subjects), which showed that milnacipran demonstrated improvement compared to placebo in treating the symptoms of fibromyalgia based on responder analyses. As previously disclosed, the FDA has yet to provide an action based on the NDA application. The Prescription Drug User Fee Act (PDUFA) date was October 18, 2008.
About Fibromyalgia
Fibromyalgia is a chronic and debilitating condition characterized by widespread pain and decreased physical functioning. According to the American College of Rheumatology fibromyalgia is estimated to affect over 6 million Americans. It is most often diagnosed in the primary care setting and is the second most commonly diagnosed condition in rheumatology clinics in the United States after osteoarthritis. Despite the high prevalence and severity of this condition, there are limited treatment options specifically approved for fibromyalgia in the United States.
About Forest Laboratories
Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives. In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.
Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.
About Cypress Bioscience
Cypress Bioscience, Inc. is developing therapeutics and personalized medicine services, to facilitate improved and individualized patient care.  Cypress’ goal is to address the evolving needs of specialist physicians and their patients by identifying unmet medical needs in the areas of pain, rheumatology, and physical medicine and rehabilitation, including challenging disorders such as fibromyalgia and rheumatoid arthritis. We intend to use this approach to improve patient care and create a unique partnership with physicians.
For more information about Cypress, please visit the Company’s website at www.cypressbio.com.
This press release, as well as Cypress’ SEC filings and website at www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential of milnacipran to treat fibromyalgia. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress’ Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings and including, but not limited to, that more detailed analysis of the trial results may not be favorable or may lead to different conclusions and that milnacipran may not be approved by the FDA for the management of fibromyalgia and even if approved may not achieve market acceptance.
SOURCE: Forest Laboratories, Inc. and Cypress Bioscience, Inc.
Forest Laboratories, Inc., Frank J. Murdolo, Vice President — Investor Relations, 212-224-6714, frank.murdolo@frx.com.
Cypress Bioscience, Inc., Ciara Kennedy, Sr. Director — Corporate Development or Mary Gieson, Investor Relations, 858-452-2323, mgieson@cypressbio.com.